Exhibit 99.1

Celsion Announces Jeffrey W. Church Reappointed to CFO

 Company Completes Previously Announced Restructuring and Cash Conservation Program

LAWRENCEVILLE, N.J., July 2, 2013 – Celsion Corporation (Nasdaq: CLSN) announced today that Jeffrey W. Church, Senior Vice President, will resume the role of Chief Financial Officer, a position he held prior to his promotion to Senior Vice President in July 2011. In this position he will retain responsibility for corporate investor relations. Mr. Church joined Celsion in July 2010 as Vice President and CFO. Mr. Church's re-appointment will be effective immediately. Mr. Church has more than 30 years of experience in financial management, the majority of which are as a Chief Financial Officer for publicly traded life science companies.

This announcement follows the resignation of Gregory Weaver, the Company’s Chief Financial Officer who, after 7 years of service to Celsion, will be pursuing other professional opportunities consistent with his extensive experience in commercial and development stage companies. Mr. Weaver’s resignation, which is effective June 30, 2013, includes a transition plan designed to ensure continuity of business operations.

Michael H. Tardugno, Celsion’s President and Chief Executive Officer stated, “Greg has made many important contributions to the Company as CFO and during his six years of service as a Board Director. We thank him for his service and wish him well in the pursuit of his new endeavors. It’s also important to note that the transition of CFO responsibilities is being made to a very capable member of our senior management team, Jeff Church, and that this restructuring is an integral part of the Company’s cash conservation plans announced earlier this year. We maintain our commitment to the efficient use of our financial and human resources as we enter a pivotal time for the Company.”

About Celsion Corporation

Celsion is dedicated to the development and commercialization of innovative cancer drugs, including tumor-targeting treatments using focused heat energy in combination with heat-activated liposomal drug technology.  Celsion has research, license or commercialization agreements with leading institutions, including the National Institutes of Health, Duke University Medical Center, University of Hong Kong, the University of Pisa, the UCLA Department of Medicine, the Kyungpook National University Hospital, the Beijing Cancer Hospital and the University of Oxford.  For more information on Celsion, visit our website: http://www.celsion.com.

Celsion wishes to inform readers that forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.  Readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, unforeseen changes in the course of research and development activities and in clinical trials; the significant expense, time, and risk of failure of conducting clinical trials; the need for Celsion to evaluate its future development plans; possible acquisitions or licenses of other technologies, assets or businesses or the possible failure to make such acquisitions or licenses; possible actions by customers, suppliers, competitors, regulatory authorities; and other risks detailed from time to time in the Celsion 's periodic reports and prospectuses filed with the Securities and Exchange Commission. Celsion assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

Investor Contact

Jeffrey W. Church

Senior Vice President

609-482-2455

jchurch@celsion.com